UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act 1934
Date of report (Date of earliest event reported):   October 16, 2008
WESTMORELAND COAL COMPANY
(Exact Name of Registrant as Specified in Charter)

Delaware	001-11155	23-1128670
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2nd Floor, 2 North Cascade Avenue, Colorado Springs, CO	80903

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (719) 442-2600
No Change
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
Overview.
On October 16, 2008, Westmoreland Resources, Inc., or WRI, a subsidiary of Westmoreland Coal Company, entered into a series of transactions in order to enable WRI to take advantage of available tax credits (the Indian Coal Production Tax Credits, or Credits) which it has not been able to fully utilize. Entering into a transaction with a party which can utilize these credits could enable WRI, subject to certain conditions, to monetize the Credits and increase WRI’s cash flows.
The Credits are provided under Section 45(e) of the Internal Revenue Code to producers of Indian coal from facilities placed in-service by January 1, 2009, if such coal is sold to unrelated parties. WRI’s Absaloka Mine operates under a coal mineral lease with the Crow Tribe of Indians in Montana. The Credit is equal to $1.50 per ton during the period 2006-2009 and $2.00 per ton during 2010-2012, as adjusted for inflation. Credits earned in 2006 to 2009 can be applied against alternate minimum tax, or AMT, and/or regular income tax. Credits earned in 2010 to 2012 can be applied against only regular income tax. Westmoreland anticipates that it will not be able to fully utilize all of the Credits available to it, absent the transactions described herein.
In an effort to realize the value of the Credits, WRI created a new subsidiary, Absaloka Coal, LLC, or LLC, and on October 16, 2008, sold a membership interest in the LLC to a large East Coast financial institution, or Investor. The consideration received includes $4 million in cash at closing and two notes described below under “Purchase Agreement; Amended Operating Agreement.”
The Company projects, based on its current forecasts of the Absaloka Mine’s coal sales, that the series of transactions described herein could increase WRI’s income and cash flows before taxes over the period October 2008 through December 31, 2012 by as much as $37 million. The actual amount of benefit to be realized is subject to change based on actual production, sales, and other contingencies, including those described below.
Creation of Subsidiary.
On May 28, 2008, WRI formed a Delaware limited liability company, Absaloka Coal, LLC, or LLC, which it owned jointly with a newly formed subsidiary, WRI Partners, Inc., or WRI Sub. To establish the LLC as the producer and seller of Indian coal, WRI executed the following agreements:
Sublease. WRI subleased to the LLC WRI’s rights to mine coal through September 30, 2013 under two leases it has with the Crow Tribe. The sublease provides for the right to mine an initial 27 million tons (the “Initial Reserves”) and grants options which could increase the total to 40 million tons. The annual rental in the sublease is $2,200,000 for the Initial Reserves and $0.3463 per ton for reserves under the options. In the sublease, LLC has agreed to assume WRI’s obligations relating to the payment of royalties and production taxes and fees owed to the Crow Tribe, as well as federal and state agencies. The sublease was approved by the Crow Tribe and the Bureau of Indian Affairs, or BIA.
Assignments of Coal Sales Agreements. WRI assigned to the LLC its coal supply agreements with its customers.
Contract Mining Agreement. WRI has agreed to act as the contract miner for the LLC for a fee per ton of coal mined, determined based on certain cost components plus a 15% mark-up plus a 3% contingency adjustment, adjusted quarterly in accordance with various industry indices and certain actual costs. WRI has agreed to operate as an independent contractor and retain all employees, property, plant and equipment, reclamation bonds, and permits related to the mining operation, as wells as the responsibility for all environmental liabilities for the Absaloka Mine.
Sales Agency Agreement. Westmoreland Coal Sales Company, or WCSC, has agreed to act on behalf of LLC in marketing coal and negotiating coal sales agreements with customers, and is to be paid a commission for each ton of coal sold under new, renewed, and amended sales agreements.
Crow Tribe Letter Agreement. Certain provisions of the letter agreement dated July 31, 2008 between WRI and the Crow Tribe become operative upon entering into the transactions with the Investor. Concurrent with the completion of the transactions, WRI paid the Crow Tribe $1.25 million in cash and, upon any receipt of Note payments from the Investor, WRI will pay 33% of such payment to the Crow Tribe, projected to be approximately $19 million through 2012.
Amendment of Borrowing Agreement with First Interstate. To facilitate the transactions described above, First Interstate Bank agreed to modify the collateral provisions and covenants in its loan agreement with WRI.
Purchase Agreement; Amended Operating Agreement.
On October 16, 2008, WRI sold its interest in LLC to an unrelated third party pursuant to a Membership Interest Purchase Agreement dated October 16, 2008, or Purchase Agreement, for consideration consisting of $4 million in cash and two promissory notes, or Notes. At closing, WRI received $2 million of the cash, and the remaining $2 million of the cash was, and all payments to be received on the Notes will be, paid into escrow pending receipt, prior to April 1, 2009, of (i) a private letter ruling, or PLR, from the Internal Revenue Service, or IRS, on various issues relating to the Credits and (ii) final approval from the BIA of a lease from the Crow Tribe to WRI. If by April 1, 2009 a favorable PLR is received in a form acceptable to WRI and Investor and the lease is approved, the funds in escrow will be paid to WRI and the transaction will go forward. If a favorable PLR and lease approval are not received by April 1, 2009, the funds in escrow will be returned to Investor, along with the original $2 million paid at closing, and the transaction will not go forward. The ruling presents unique considerations for the IRS and there is no assurance as to whether a ruling will be received or, if received, will be in a form that is acceptable to WRI and the Investor.
Notes. The Notes consist of a fixed note and a contingent note. The fixed note provides for quarterly payments of $2 million to WRI, beginning in the quarter ending December 31, 2008 until the earlier of (i) payment of approximately $27.2 million of principal or (ii) December 31, 2012, at which time all remaining principal and accrued interest becomes payable. The $2 million payment is comprised of both principal and interest, which accrues at 10% per annum on unpaid principal. Payments under the contingent note will vary based on the allocations to Investor of Indian Coal Production Tax Credits available to LLC. Until Payout (as described below), LLC will allocate to Investor 99% of the Indian Coal Production Tax Credits, and each quarter, Investor will pay to WRI a contingent note payment equal to (i) 90% of the Indian Coal Production Tax Credits allocated to it less (ii) the quarterly payment under the fixed note.
Both Notes are secured by a pledge to WRI of Investor’s membership interest in the LLC, and Investor’s payment obligations under the Notes are guaranteed by its parent, up to an aggregate limit of the lesser of $70 million or the amount of the tax credits allocated to Investor. The pledge and guaranty terminate upon the occurrence of the same events that cause termination of the contingent note, leaving the fixed note as an unsecured obligation. Investor will have no assets other than its interest in the LLC, and its only source for payment of the fixed note following termination of the guaranty will be its distributions from the LLC.
Allocations and Distributions. Generally, Investor will receive 99%, and WRI Sub will receive 1%, of allocations and distributions of LLC net income until Payout, which occurs when Investor has received distributions that result in a 10% return on its $4 million cash payment, or Payout, at which time Investor will receive 5% and WRI Sub 95% of allocations and distributions. If a tax audit has determined that Credits are not available to the LLC or not properly allocable to Investor, Investor will receive 1%, and WRI Sub will receive 99%, of allocations and distributions after Payout. Investor may extend Payout by purchasing, at its option, additional membership interests from WRI Sub for $1 million each. This option may be exercised up to five times. We do not anticipate that distributions from the LLC will be significant, since revenues from the coal sales will be largely utilized to pay operating costs under the Contract Mining Agreement, Sublease, and Sales Agency Agreement.
Control. Under the Amended Operating Agreement, WRI has agreed to be the manager of the LLC and be responsible for all Absaloka Mine operations. However, certain fundamental changes in the LLC cannot be made without the consent of the Investor. WRI will continue to own and operate all mine property, plant, and equipment, employ all personnel, and hold all mining permits and final reclamation bonds.
WRI Buyout Option, Liquidation and Withdrawal. After October 16, 2013, WRI has the option to purchase Investor’s entire membership interest. Investor is entitled to withdraw from the LLC at any time. The LLC may be dissolved with the unanimous agreement of the members or, at the election of Investor, upon a Breach Liquidation

(defined below). On withdrawal, liquidation, or buyout, the assets of the LLC (primarily the sublease) would be revalued based on the remaining tons, then-existing coal prices, and mining costs, and liquidating distribution or payments would be made to Investor. Such payment would be reduced by any remaining obligations under the fixed note. Following withdrawal and buyout, no further payments would be owed under the contingent note or the parent guaranty. Following withdrawal, Investor’s only source of payment of the fixed note will be distributions from the LLC. If the distributions are less than the remaining balance on the fixed note, Investor would likely default on the fixed note and WRI’s sole remedy would be to foreclose on the Investor’s membership interest in the LLC.
Contingencies and Risks.
WRI faces certain contingencies and risks associated with these transactions.
Termination by April 15, 2009. If the LLC fails to receive a satisfactory PLR by April 1, 2009, or fails to receive required BIA approvals, the transaction could be terminated and WRI would be required to repay to Investor the $2 million it has previously received, along with all escrowed cash and Note payments. The Crow Tribe would retain the $1.25 million payment made by WRI for its sublease consent, but would not be entitled to any payments for its share of escrowed Note payments returned to Investor.
Consequences of Tax Audit or Change in Law. If the IRS notifies the LLC or either member of an audit, all subsequent payments on the Notes would be paid into escrow. If, on conclusion of such audit, it is determined that the coal produced by the LLC does not qualify for Credits (which we believe to be unlikely if a favorable PLR is received), WRI will be required to return to Investor all previously received Note payments, future payments would be suspended under the fixed note until Investor achieves Payout, and the contingent note will be cancelled. WRI would not likely be entitled to a refund of the 33% of Note payments paid to the Crow Tribe. If, on conclusion of such audit, the LLC qualifies for the Credits but the allocation to Investor of Credits is disallowed, the same consequences result, except that WRI would not be required to return previously received Note payments. Similar results would follow if a change in law retroactively reduces or eliminates the Credits.
Breach Liquidation. A Breach Liquidation occurs (i) if WRI is determined to have acted with gross negligence or willful misconduct as operator of the Absaloka Mine, (ii) if the sublease or the coal leases from the Crow Tribe are terminated, invalidated or amended, a permit is not received for one of the leases from the Crow Tribe by January 1, 2010, or required government approvals are not received, the occurrence of which, in any of these events, would be materially adverse to the LLC, or (iii) if WRI, as manager of the LLC, takes certain restricted actions without obtaining the consent of Investor. Upon a Breach Liquidation, the LLC is revalued and the Investor is paid its capital account in cash, with the portion representing its remaining obligations on the fixed note being paid to WRI, and WRI Sub would receive the sublease as an in-kind distribution of its capital account. If the LLC does not have sufficient cash to make the distribution to Investor, WRI would be required to lend LLC the funds and, in the event of a Breach Liquidation, WRI would be required to pay to Investor an amount that, in addition to other distributions from the LLC, would result in Investor achieving a 10% return on its initial $4 million cash payment.

Copies of the Membership Interest Purchase Agreement, Amended and Restated Limited Liability Company Operating Agreement, form of Fixed Payment Note, form of Contingent Payment Note and Amendment to Business Loan Agreement and Commercial Security Agreement are attached hereto as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5, respectively, and are incorporated by reference herein. The foregoing description of these agreements in this Current Report on Form 8-K does not purport to be complete and is qualified in its entirety by the Exhibits attached hereto.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
(d)      Exhibits

Exhibit 10.1	Membership Interest Purchase Agreement among Westmoreland Resources, Inc., WRI Partners, Inc., Absaloka Coal, LLC and Feedstock Investments IV, LLC dated October 16, 2008

Exhibit 10.2	Form of Amended and Restated Limited Liability Company Operating Agreement of Absaloka Coal, LLC

Exhibit 10.3	Form of Fixed Payment Note

Exhibit 10.4	Form of Contingent Payment Note

Exhibit 10.5	Amendment to Business Loan Agreement and Commercial Security Agreement dated October 16, 2008 between First Interstate Bank and Westmoreland Resources, Inc.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: October 21, 2008

WESTMORELAND COAL COMPANY
By:	/s/ Morris W. Kegley
Name:	Morris W. Kegley
Title:	General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Membership Interest Purchase Agreement among Westmoreland Resources, Inc., WRI Partners, Inc., Absaloka Coal, LLC and Feedstock Investments IV, LLC dated October 16, 2008

10.2	Form of Amended and Restated Limited Liability Company Operating Agreement of Absaloka Coal, LLC

10.3	Form of Fixed Payment Note

10.4	Form of Contingent Payment Note

10.5	Amendment to Business Loan Agreement and Commercial Security Agreement dated October 16, 2008 between First Interstate Bank and Westmoreland Resources, Inc.